DRAFT 8/28/2002



                         SHAREHOLDER SERVICES AGREEMENT

     AGREEMENT, made as of this _______ day of ___________, 2002, between VANGUARD VARIABLE INSURANCE FUND, a Delaware business trust (the "Trust"), and THE VANGUARD GROUP, INC., a Pennsylvania Corporation ("Vanguard").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust offers a series of shares known as Vanguard Variable Insurance Fund - Total Stock Market Index Portfolio (the "Portfolio") which is an open-end non-diversified management investment company registered under the 1940 Act; and

     WHEREAS, the Portfolio employs a "fund of funds" investment strategy in which its assets are invested in other registered investment companies managed or administered to Vanguard;

     WHEREAS, Vanguard is registered as an investment adviser under the Investment Advisers Act of 1940 and as a transfer agent under the Securities Exchange Act of 1934;

     WHEREAS, Vanguard provides management, administrative, transfer agency, dividend disbursing, investment advisory and other services to registered investment companies and others; and

     WHEREAS, the Trust wishes to retain Vanguard to render certain management, administrative, transfer agency, dividend disbursing and other services to the Portfolio, and Vanguard is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF VANGUARD. The Trust hereby appoints Vanguard to act as transfer agent and administrator of the Portfolio. Vanguard accepts such appointment and agrees to provide services to the Portfolio on the terms set forth in this Agreement.

     2. DUTIES OF VANGUARD AS TRANSFER AGENT. As transf er agent, it will be Vanguard's responsibility to provide the Portfolio with the Basic Services and Special Services described in sub-paragraphs (a) and (b) of this section. Vanguard will provide such services subject to the supervision and control of the Trust's officers and Board of Trustees, and in compliance with the Portfolio's objectives, policies, and limitations as set forth in the Trust's registration statement, Declaration of Trust, By-laws, and any additional operating policies or procedures that the Portfolio communicates to Vanguard in writing, and any applicable laws and regulations.

          (a) BASIC SERVICES. Basic Services to be provided by Vanguard will include:

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          (i)  Maintaining  records  on  behalf  of the  Portfolio's  registered
               shareholders   and  furnishing  to  the  Trust  all   information
               regarding such records as may be required by law or reasonably requested by the Trust's officers;

          (ii) Processing all orders for the purchase, redemption, exchange, transfer or conversion of the Portfolio's registered shares in accordance with its current registration statement and compliance policies;

          (iii)Issuing quarterly account statements to registered shareholders of the Portfolio, as well as confirmation statements in connection with purchase, redemption, exchange, transfer, and conversion transactions;

          (iv) Acknowledging correspondence from registered shareholders, and providing such other shareholder correspondence and portfolio investment reviews as may from time to time be mutually agreed upon;

          (v) Preparing, filing with the Internal Revenue Service, and mailing to registered shareholders of the Portfolio such returns for reporting payments of dividends and distributions as are required by applicable law;

          (vi) Withholding   from  any  dividends  or   distributions   paid  to
               registered shareholders of the Portfolio such amounts as may be required by applicable tax laws, rules, or regulations;

          (vii)Mailing proxy materials, shareholder reports and other materials to registered shareholders of the Portfolio;

          (viii) Providing tabulation and reporting services in connection with any shareholder votes; and

          (ix) Acting as dividend disbursing agent for the Portfolio, and, as such, arranging for the appropriate crediting and handling of all dividend and capital gains payments to registered shareholders.

     (b) SPECIAL SERVICES. Special Services to be provided by Vanguard will consist of certain services unique to institutional plan accounts, including trustee services, plan participant education services, plan participant telephone services, plan participant recordkeeping (VISTA) services, and ancillary services that may be common for shareholders of this type.

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     3. DUTIES OF VANGUARD AS ADMINISTRATOR.  As  administrator,  it will be the responsibility of Vanguard to manage, administer and conduct the general business affairs of the Portfolio, and to secure and oversee any services contracted for the Portfolio directly from parties other than Vanguard.

          (a) ACCOUNTING SERVICES. In its role as administrator, Vanguard also will provide the following accounting services to the Portfolio: (i) maintenance of the books and records and accounting controls for the Portfolio's assets; (ii) calculation of the Portfolio's net asset value;
     (iii) accounting for dividends and interest received by the Portfolio, and for any distributions made by the Portfolio; (iv) preparation and filing of the Portfolio's tax returns and semi-annual reports on Form N-SAR; (v) the production of transaction data, financial reports, and such other periodic and special reports as the Trust's officers and Board of Trustees may reasonably request; (vi) act as liaison with the Trust's independent accountant; and (vii) such other accounting services as may be agreed upon by the parties. Vanguard will discharge the foregoing responsibilities subject to the supervision and control of the Trust's officers and Board of Trustees.

     4. RESPONSIBILITY FOR EXPENSEs.

               (a) EXPENSES OF VANGUARD. Vanguard will provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform its responsibilities under this Agreement.

               (b) EXPENSES OF THE PORTFOLIO. The Portfolio will be responsible for bearing the expense of:

                    (i) Any services contracted for the Portfolio directly from parties other than Vanguard;

                    (ii) Taxes,  insurance  premiums and other fees and expenses applicable to the operations of the Portfolio;

                    (iii)Costs  incidental to  shareholder  and Board of Trustee meetings; and

                    (iv) All  fees  required  to be paid to  federal  and  state regulatory authorities.

     5.   COMPENSATION TO VANGUARD.

               (a) COSTS. The Portfolio will pay to Vanguard in consideration for the services provided and the expenses assumed pursuant to this Agreement, the out-of-pocket, incremental costs incurred by Vanguard in connection with the providing of such services.

               (b) REIMBURSEMENT FROM VANGUARD TO THE PORTFOLIO. Vanguard will reimburse the Portfolio in an amount representing the following:

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                    (i)  Contributions  made  by the  Portfolio  to the  cost of operating the Vanguard funds in which the Portfolio invests; and

                    (ii) Certain savings in  administrative  and marketing costs
                         derived  by  Vanguard   from  the   operation   of  the
                         Portfolio.

               (c)  FUND OF FUNDS. The Portfolio:

                    (i) shall not be obligated or permitted to make capital contributions or to acquire shares of Vanguard, except to the extent that the Portfolio's assets are not invested in shares of other registered investment companies in The Vanguard Group;

                    (ii) shall not be  allocated or obligated to pay any portion of the expenses of Vanguard, other than those expenses described in Section 3(a) of this Agreement; and

     6. REPORTS. The Portfolio and Vanguard agree to furnish to each other organizational documents, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     7. COMPLIANCE. Vanguard agrees to comply with: (a) all of the Portfolio's policies, procedures, and reporting requirements of which it is aware, or , in the exercise of reasonable diligence should have been aware; (b) the Portfolio's objectives, policies and limitations as set forth in the Trust's registration statement, declaration of trust, and by-laws; and (c) applicable laws and regulations.

     8. STATUS OF VANGUARD. The services of Vanguard to the Portfolio are not to be deemed exclusive, and Vanguard will be free to render similar services to others so long as its services to the Portfolio are not impaired thereby.

     9. LIABILITY OF VANGUARD. No provision of this Agreement will be deemed to protect Vanguard against any liability to the Portfolio or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     10. DURATION AND TERMINATION. This Agreement will become effective on ________________, 2002 and will continue in effect thereafter until terminated by the Trust or Vanguard upon sixty days written notice to the other party.

     11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.


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                                                                 DRAFT 8/28/2002



     12. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereunder) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in that state.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ________ day of ___________, 2002


                                          VANGUARD VARIABLE INSURANCE FUND



                                          By _____________________________
                                          Chairman and Chief Executive Officer



                                          THE VANGUARD GROUP, INC.



                                          By _____________________________
                                          Chairman and Chief Executive Officer